Exhibit 99.1
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                      [LOGO OF BANK UNITED CORP. LITIGATION
                        CONTINGENT PAYMENT RIGHTS TRUST]


Jonathon K. Heffron
Litigation Trustee
Tel.: (713) 543-6958
FAX: (713) 543-7744

Salvatore A. Ranieri
Litigation Trustee
Tel.: (516) 873-0055
FAX: (516) 873-1155



                                  PRESS RELEASE

          BANK UNITED CORP. LITIGATION CONTINGENT PAYMENT RIGHTS TRUST
      ANNOUNCES PLAINTIFFS' RETENTION OF COUNSEL AND FILING OF APPLICATION
       FOR EXTENSION OF TIME TO PETITION THE SUPREME COURT TO REVIEW THE
         DECISION OF THE U.S. COURT OF APPEALS FOR THE FEDERAL CIRCUIT

Houston, Texas - February 23, 2004. The Bank United Corp. Litigation Contingent Payment Rights Trust (NASDAQ: BNKUZ) (the "Litigation Trust") previously announced the September 22, 2003 judgment of the U.S. Court of Appeals for the Federal Circuit (the "Appeals Court") awarding the Plaintiffs $4,884,283. On December 12, 2003, the Appeals Court denied the rehearing sought by the Plaintiffs.

After the Appeals Court denied rehearing and the judgment became final, Plaintiffs sought new counsel experienced in matters before the Supreme Court and retained Messrs. Miguel A. Estrada and Mark A. Perry of the law firm of Gibson, Dunn & Crutcher LLP to review the proceedings below, to evaluate the potential of seeking review before the Supreme Court, and, if warranted, to prepare and file a Petition for a Writ of Certiorari ("Petition").

On February 23, 2004, the Plaintiffs applied to Chief Justice William H. Rehnquist for an extension of time within which to file a Petition from March 11, 2004, to and including April 12, 2004 ("Application for Extension").

The Supreme Court has absolute discretion to accept or deny review of all Petitions filed with the Court. In addition, the Supreme Court accepts review of only a very few Petitions during each annual term of the Court. Moreover, even if the Supreme Court were to accept review, it may still allow the Appeals Court judgment to stand.

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The Litigation Trust has previously announced that the amount of money it owes to Washington Mutual, Inc. at September 30, 2003 for expense fund advances exceeds the Litigation Trust's share of the $4,884,283 judgment. If the litigation were to terminate because of a decision by the Supreme Court not to accept review of the case or a decision to affirm the Appeals Court judgment, there would be no recovery to the Litigation Trust certificateholders because the eighty five percent (85%) share to the Litigation Trust of the total judgment awarded by the Appeals Court (plus its share of the amount of the Bill of Costs if it were awarded in full to plaintiffs) is less than the amount that would be owed by the Litigation Trust to Washington Mutual, Inc.

The Litigation Trust (SEC File No. 000-32301) will file the Application for Extension the Securities and Exchange Commission, and the descriptions of the Application are qualified in their entirety by reference to the Application.

The Litigation Trust was formed in connection with the February 9, 2001 merger of Bank United Corp. with and into Washington Mutual, Inc. The Litigation Trust issued contingent payment rights certificates representing the right to receive a portion of the Litigation Trust's share of any monetary proceeds from any final judgment or settlement of the forbearance litigation brought by Bank United Corp., Bank United, and Hyperion Partners L.P. against the federal government.

Additional information about the lawsuit, the Litigation Trust, and the contingent payment rights certificates can be found in the registration statement on Form S-4 (Registration No. 333-49302) filed by the Litigation Trust with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as well as in the reports filed by the Litigation Trust pursuant to the Securities Exchange Act of 1934, as amended.

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